Exhibit 10.16

September 14, 2005

Ken Horner

RE:	Offer of Employment from BakBone Software, Inc.

Dear Ken:

On behalf of BakBone Software, we would like to extend our offer to you for the position of Senior VP of Corporate Development and Strategy, reporting directly to Jim Johnson, President and CEO, with start date of September 1, 2005. This offer letter supersedes any other.

Your salary will be $225,000 annually, which equals $9375 per pay period, payable as earned in accordance with the Company’s normal payroll policies (the 15th and last working day of the month).

In this position you are also eligible to receive a bonus of up to $112,500 per year. The actual terms of your bonus will be as follows:

•	50% is payable on the Company’s attainment of quarterly revenue targets with a qualifying starting point of 80% of quarterly revenue attainment

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50% is payable on the achievement of predefined quarterly MBO’s. These MBO’s will include the successful execution of the corporate development strategy and the successful revenue and profit contributions from corporate development activities over time.

All employees are entitled to participate in our health and dental benefits programs. Your coverage will begin on October 1, 2005. Additionally, the Company carries a $100,000 life insurance policy on you. Details of all benefit plans including 401K, flex spending and our 529 education plan will be provided to you. In addition to the above, you will be eligible to participate in BakBone’s stock option plan upon approval of the Board of Directors.

By accepting this offer of employment you will be required to acknowledge receipt of BakBone’s standard corporate personnel acknowledgements and Employee Resource Manual which is provided to all employees and management.

This offer is conditional in all respects to verification, as is acceptable to the Company, of your authorization to work in the United States. BakBone is an equal opportunity employer and does not discriminate based on any category protected by California or Federal law.

BakBone Software is an at-will employer. This means that you and/or the Company have the right to terminate your employment at any time with or without cause and with or without notice. Any contrary representations are superceded by this offer. Any modifications to this at-will term of your employment must be in writing and signed by you and the President and CEO. This Offer of Employment in no way creates an employment contract between you and the Company.

We agree that, to the extent permitted by law, all claims or disputes between you and the Company, or its officers, employees or affiliates, will be resolved by final, binding arbitration, in accordance with the employment dispute resolution rules of the American Arbitration Association. This agreement includes disputes of any nature, including, without limitation, all claims for any alleged unlawful employment practice, discrimination, harassment, termination of employment, or any other disputes which may hereafter occur.

This offer will expire on the 15th day of September 2005.

We are very happy to make this offer and look forward to working with you. If these terms are agreeable to you, please sign below and return to Human Resources at fax # 858-450-6928.

BakBone Software, Inc.

/s/ Jim Johnson	this 14th day of September, 2005.
Jim Johnson
President and CEO

Acknowledged, Agreed and Accepted by:

/s/ Ken Horner	this 14th day of September, 2005.
Ken Horner (by signing, I agree to keep the terms of my employment confidential.)

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